Exhibit 99.1

Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, MA 02421

tel: 781 541 7125
fax: 781 274 8228

www.syntapharma.com

Synta Pharmaceuticals Closes Public Offering of Common Stock

LEXINGTON, MA — January 11, 2012 — Synta Pharmaceuticals Corp. (NASDAQ: SNTA) announced today the closing of its underwritten public offering of 7,000,000 shares of common stock at a public offering price of $4.40 per share.  Net proceeds to Synta are approximately $28.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by Synta.  Synta has granted the underwriters a thirty (30) day option to purchase up to 1,050,000 additional shares to cover over-allotments, if any.

Jefferies & Company, Inc. acted as the sole book-running manager for the offering, and Canaccord Genuity Inc. and Roth Capital Partners, LLC acted as co-managers for the offering.

The securities described above were offered by Synta pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC).  This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.  A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022, by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases.  Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures.  All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities.

Safe Harbor Statement

This media release contains forward-looking statements about Synta Pharmaceuticals Corp., including statements relating to the net proceeds from the offering.  Such statements are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of our Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.  Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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Contacts:
Synta Pharmaceuticals Corp.
Rob Kloppenburg
(781) 541-7125